UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                (Amendment No. )

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     240.14a-12

                               CONAGRA FOODS, INC.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
       ------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)


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


                                EXPLANATORY NOTE


     The material filed herein has been released on September 8, 2005 to persons who may refer to the information therein in making proxy solicitations on behalf of the company for the upcoming Annual Stockholders Meeting on September 22, 2005.

ConAgra Foods, Inc.
                                                ConAgra Foods, Inc.
                                                One ConAgra Drive
                                                Omaha, Nebraska 68102-5001

                                                TEL:  402-595-5315

                                                Owen C. Johnson
                                                Executive Vice President
                                                Organization and Administration
                                                and Corporate Secretary



                                        September 7, 2005

Via Email

Institutional Shareholder Services

         Martha Carter [martha.carter@issproxy.com]
         Patrick McGurn [patrick.mcgurn@issproxy.com]
         Kathryn Cohen [kathryn.cohen@issproxy.com]
         Patricia Tiller [patricia.tiller@issproxy.com]
         Rajeev Kumar [rajeev.kumar@issproxy.com]

RE:      ConAgra Foods, Inc.

Ladies and Gentlemen:

     We appreciated the opportunity to talk to you yesterday and welcome the opportunity to put forth in writing the matters which we discussed. During our conversation, we discussed your views that (1) there is a potential for the appearance of a conflict of interest between the Company's Audit Committee Chairman and the newly appointed auditor due to his previous employment at KPMG which ended more than three years ago, and (2) the Company could have disclosed more information about the process by which potential audit firms were interviewed and evaluated resulting in the selection of KPMG.

Mr. Butler's Independence

     Stephen Butler has been a member of the Company's Audit Committee since May 2003 and Audit Committee Chairman since May 2004. Mr. Butler is a certified public accountant with extensive auditing experience. He was an employee of KPMG and its Chairman and CEO until his retirement in June 2002. Mr. Butler ceased to be an employee of KPMG on the date of his retirement in June 2002. Mr. Butler has not had an employment relationship with KPMG since that date.

     Three specific rules and regulations are applicable to this particular situation: (1) SEC (S-X regulation 2.01(c)(2) and Rule 10A-3), (2) NYSE (listing standard 303A.02) [each have specific codified standards for determining the independence of directors who formerly had relationships with a public company's independent auditor], and (3) PCAOB standard (interim independence rule 3600T) for determining auditor independence. Mr. Butler qualifies as independent under all three of those standards. In addition, a fourth standard is also relevant: your preliminary proxy analysis indicates that Mr. Butler also qualifies as independent under your standards.

Audit Committee Independence

     ConAgra Foods has four Audit Committee members, all of whom have been designated as audit committee financial experts pursuant to SEC regulations. Each is independent, and that fact is not in question.

KPMG Independence

     The new engagement partner for KPMG on the ConAgra Foods' account has never reported to Mr. Butler nor worked directly for him. In fact, the new engagement partner did not have any prior significant interaction with ConAgra Foods or Mr. Butler until the recent ConAgra Foods' process for evaluating independent auditor proposals.

Process of Auditor Selection

     The process of auditor selection is something that public companies, as a matter of good governance, engage in from time to time. Public companies are currently encouraged to review the selection process more frequently and more vigorously.

     In the ConAgra Foods case, the most senior member of the Audit Committee, the former Audit Committee Chair Robert Krane, suggested on his retirement in September 2004 that in due course the Audit Committee should consider evaluating the field of potential auditors. Mr. Krane noted that while auditors had been considered from time to time, Deloitte & Touche had served as the Company's auditors since 1977.

     Three months later, Frank Sklarsky joined ConAgra Foods in December 2004 as Executive Vice President and Chief Financial Officer. John Gehring had recently become ConAgra Foods' Senior Vice President and Controller in July 2004. Given the suggestion of retiring Audit Committee Chairman Krane, and the presence of new financial management, the Company elected to seek proposals from major accounting firms for the following fiscal year in order to evaluate whether to retain the current auditor or to make a change. As part of this process, financial management recommended to the Audit Committee that the process should seek to enhance the audit team's talent and experience for the fiscal year beginning in June 2006, including additional national-level resources and specialized expertise.

     The Audit Committee reported the foregoing matters to the board of directors and recommended an evaluation process which would include the services and staffing available from the "Big 4" accounting firms. The board of directors was in favor of the process and thereafter the Audit Committee process began. As reported by the company in its proxy statement for the annual stockholders meeting on September 22, 2005, three of the "Big 4" independent auditing firms were requested to submit proposals for the conduct of the company's fiscal 2006 audit. Proposals were received from Deloitte & Touche LLP, KPMG LLP and PriceWaterhouseCoopers LLP. A proposal from Ernst & Young was not requested, since that firm was already providing substantial tax services to the company.

     The Company's senior financial management, including its Chief Financial Officer, the Controller, and the Vice President of Internal Audit held extensive due diligence sessions with each firm to respond to questions and to review qualifications, staffing and proposals. There were significant staffing variations in each of the respective proposals. For example, KPMG and Deloitte had offices in Omaha; PWC proposed locating a partner in Omaha but not staffing an office in the city. KPMG was the only firm to propose to have one of its SEC review partners serve as the lead engagement partner, a partner with significant packaged food and consumer product company audit experience who would devote substantially full time on site to the audit. Deloitte and PWC each disclosed that their respective lead engagement partners would not be as fully dedicated to the company's audit. As a result, the Company's senior financial management unanimously recommended KPMG to the Audit Committee as the firm they viewed as having the best qualifications and expertise.

     The Company's Audit Committee conducted its own independent review of the proposals following financial management's assessment. Deloitte, KPMG and PWC each made detailed presentations to the Audit Committee in July 2005. Each firm had access to each of the Audit Committee members. Each accounting firm made on site presentations for several hours in Omaha and participated in face-to-face exchanges with the Audit Committee members. After completing its review of the proposals and conducting reference checks, the Audit Committee deliberated and based its unanimous selection of KPMG on the comparative qualifications and commitments of the respective firms. The Audit Committee shared its observations, as well as the qualifications and commitments of KPMG, with the entire board of directors. While the selection of the independent auditors was solely a function of the Audit Committee, the Audit Committee did seek the guidance and approval of the board of directors. The board endorsed the selection of KPMG.

ISS Recommendation

     ConAgra Foods believes any company would be fortunate to have an Audit Committee Chairman of the experience and quality of Stephen Butler. Mr. Butler is a highly qualified Audit Committee Chairman by anyone's standards.

     Moreover, on a comparative basis, premised on the face-to-face interviews and presentations of the three auditing firms which made proposals, ConAgra Foods also believes that the qualifications and expertise of the new KPMG audit team exceeded those of the other audit firms which made proposals for the ConAgra Foods' account.

     We do not believe it would be in the best interests of ConAgra Foods' stockholders to lose the professional skills, expertise and services of Mr. Butler as Audit Committee Chair or any of the Audit Committee members, or to lose the professional skills, expertise and services of the new KPMG audit team as our independent auditors. We believe the loss of Mr. Butler's services or the loss of KPMG's services would be counterproductive for our stockholders and contrary to the current objectives of quality corporate governance.

     We encourage ISS to take all of these factors into consideration when recommending its voting positions. ConAgra Foods conducted a full and open evaluation process in which the three major accounting firms submitted their best respective proposals. We believe the processes followed by ConAgra Foods in deciding to seek proposals from auditors, and selecting KPMG as the new auditor, puts ConAgra Foods in the forefront of good corporate governance.

                                                Yours very truly,

                                                      /s/ Owen C. Johnson

                                                OWEN C. JOHNSON

cc:      Bruce Rohde
         Frank Sklarsky
         John Gehring
         Dave Hefflinger
         Jason Benson